EXHIBIT 99.1

For Immediate Release

SHERMEN WSC ACQUISITION CORP. ANNOUNCES STOCKHOLDER APPROVAL OF BUSINESS COMBINATION WITH THE WESTWAY BULK LIQUID STORAGE AND LIQUID ANIMAL FEED SUPPLEMENT BUSINESSES OF ED&F MAN HOLDINGS LIMITED

NEW YORK, NY, May 26, 2009

Shermen WSC Acquisition Corp. (OTCBB: SACQ) (“Shermen”), a special-purpose acquisition company, today announced that its stockholders approved Shermen’s proposed acquisition of the Westway bulk liquid storage and liquid animal supplement businesses of ED&F Man Holdings Limited (“ED&F Man”) at Shermen’s annual meeting of stockholders held today in New York. Shermen anticipates that the acquisition will close on May 28, 2009, subject to the satisfaction of customary closing conditions.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions.  Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our other SEC filings.

About Shermen

Shermen is a “blank check” company organized under the laws of the State of Delaware for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, an operating business in the agriculture industry. In 2007, Shermen through its initial public offering raised, net of fees and expenses, approximately $131.5 million including $3.65 million in a private placement of warrants that were deposited into a trust account.  Shermen has dedicated its time since the initial public offering to seeking and evaluating business combination opportunities.

About ED&F Man

Originally established in London in 1783, ED&F Man is a leading global supplier of a broad range of commodity products, including sugar, molasses, animal feed, tropical oils, biofuels and coffee to multi-national and industrial consumers. ED&F Man provides a comprehensive range of supply chain services in its chosen commodities, from production, sourcing, storage and delivery to risk management and financial services. ED&F Man is an employee-owned company, with approximately 4,900 employees operating in 59 countries. In its last fiscal year through October 31, 2008, ED&F Man reported revenues of approximately $9.3 billion and total assets of approximately $3.4 billion.

For further information:

Shermen WSC Acquisition Corp.

Francis P. Jenkins, III                            Tel: (212) 332-2858